Exhibit 99.1

FDCTech appoints Warwick Kerridge as the new Chairman of the Board

Warwick Kerridge has a distinguished career that spans nearly thirty (30) years in legal, banking, and corporate financial services, focusing on corporate law for companies executing M&A strategy and representing the Australian government delegations in the banking and stock brokerage sector.

Irvine, CA: June 10, 2021, FDCTech, Inc. (“FDC” or the “Company,” OTCQB: FDCT), a fintech company with a full suite of digital financial services solutions, today announced Warwick Kerridge, previously Chairman of Genesis Financial, Inc. (“GFNL”) is appointed as the new Chairman of the Board. The Company currently has three directors. The one non-executive director will be Warwick Kerridge. The two executive directors are Mitchell Eaglstein, Co-Founder, CEO, and Imran Firoz, Co-Founder, CFO.

“I feel very honored to take on this role at such an exciting time for the Company —with the recent acquisition of GFNL; the Company has articulated its strategic underpinnings of the growth strategy through M&A and integration of fintech in the target companies. I will assist the management in dealing with the rapid growth phase through strong governance in all aspects of oversight to benefit all FDCTech’s stakeholders for years to come,” said Warwick Kerridge, newly appointed Chairman of the Company.

Over the last thirty years, Warwick has advised private and public sector organizations, including sovereign governments and ministries, in transactions valued at over $10 billion. His primary focus on corporate law for companies executing M&A, divestments, restructuring financing, initial public offering, and reverse mergers spans multi-jurisdictions, including Australia, New Zealand, Hong Kong, Singapore, United Kingdom, United States, and other ASEAN. Warwick served as Chairman of the Board of GFNL from March 2020 to June 2021 before joining the Company.

From October 2019 to the present, Warwick serves as the founder and director of Qlife Capital, a corporate advisory services company. From January 2014 to September 2019 Warwick was a principal partner in O’Connell Partners, private equity and advisory firm. From January 2005 to March 2009, Warwick was one of the three executive directors at Pitt Capital Partners Ltd., a wholly-owned subsidiary of Australia’s oldest listed investment house, Washington H. Soul Pattinson & Company. From December 1997 to December 2004 Warwick was a director of Capital Finance Corporation Australia and associated companies, a lending and private equity group based in Melbourne. Warwick completed his B.Leg.S from MacquarieUniversity in 1985.

“Warwick’s long history of leadership, coupled with his experience advising companies across the globe in the matter of law, governance, and oversight, makes him an ideal person for this role. The management team looks forward to working closely with him to continue to ensure the Company makes a positive impact for all stakeholders,” said Mitchell Eaglstein, Co-Founder and CEO of the Company.

Please visit our SEC filings or Company’s website for more information on the full results and management’s plan.

About Genesis Financial, Inc.

Genesis, a wholly-owned subsidiary of FDCTech, Inc., is a diversified financial services company focusing on fintech-powered Wealth Management business mainly through two Australian regulated entities in the wealth management, credit license, and tax and accounting advisory services.

FDCTech, Inc.

FDCTech, Inc. (“FDC”), formerly known as Forex Development Corporation, is a US-based, fully integrated financial technology company. FDC develops and delivers a full suite of technology infrastructure solutions to FX, Crypto, Wealth Management, and other future-proof financial sectors.

Press Release Disclaimer

Some of the statements in this press release may be forward-looking statements or statements of future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third-party. Therefore, in no case whatsoever will Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.

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FDCTech, Inc.

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